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                                                              Exhibit 10.2











                        DEATH BENEFIT ONLY AGREEMENT























                           Effective April 1, 2000















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                         DEATH BENEFIT ONLY AGREEMENT


     THIS DEATH BENEFIT ONLY AGREEMENT (the "Agreement"), made and entered into effective on or as of the 1st day of April, 2000, by and between Owens-Illinois, Inc., a corporation duly organized and existing under the laws of the State of Delaware, U.S.A., and having its corporate headquarters in the State of Ohio, U.S.A. (hereinafter, together with its successors and assigns, referred to as "Owens-Illinois"), acting on behalf of itself and any other corporation (or other business entity) 50 percent or more of the voting stock (or other ownership interest) of which is owned, directly or indirectly, by Owens-Illinois and which now or hereafter employs the person identified below as the Executive (hereinafter, together with its successors and assigns, referred to as the "Employer"), and

       Name:
             -------------------------------------------------------
 (hereinafter referred to as the "Executive").

     WHEREAS, the Employer desires to provide a death benefit on behalf of certain of its non-U.S. employees whose jobs are at or above the level of divisional vice president (or equivalent, as determined by Owens-Illinois) and who are designated as eligible by the Chief Executive Officer of Owens-Illinois;

     WHEREAS, the Executive has been in the employ of the Employer and has now and in the past faithfully served the Employer and has been designated as eligible for a death benefit to be provided by the Employer; and

     WHEREAS, it is the desire of the Employer to make this death benefit payable, in the event of the Executive's death while this Agreement is in effect,to the person or persons or entity or entities (the "Beneficiary") designated by the Executive on the Beneficiary Designation Form (in substantially the form attached as Schedule A hereto) in effect at the date of the Executive's death.

     NOW, THEREFORE, the parties agree as follows:

                            ARTICLE I - BENEFITS

     The benefits provided by the Employer to the Executive under this Agreement are in the nature of a fringe benefit and shall in no event be construed to affect or limit the Executive's current or prospective salary increases, cash bonuses, or other benefits, as applicable. The taxable nature of the benefits shall be the responsibility of the Executive's Beneficiary.









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     Should the Executive die while this Agreement is in effect, the Executive's
Employer shall pay the Executive's Beneficiary the sum of US$200,000. Such benefit shall be paid in a single lump sum as soon as practicable after Owens-Illinois receives written notice, in a form and manner acceptable to Owens-Illinois, of the Executive's death. In the event the Executive has not designated a Beneficiary, or if the Executive's designated Beneficiary shall have predeceased the Executive, the benefit under this Agreement shall be paid to the Executive's estate. The Beneficiary shall be designated on a Beneficiary Designation Form in substantially the form of Schedule A to this Agreement. The Executive may at any time and from time to time while this Agreement is in effect change his or her Beneficiary by executing and delivering to Owens-Illinois a new Beneficiary Designation Form.

     If the Executive's Employer on the date of the Executive's death fails to pay the full amount of such benefit to the Executive's Beneficiary when due, Owens-Illinois shall pay the unpaid amount thereof to such Beneficiary as soon as practicable after receiving written notice, in a form and manner acceptable to Owens-Illinois, of such failure. Except to the extent otherwise provided in the immediately preceding sentence, neither Owens-Illinois nor any corporation (or other business entity) controlling, controlled by, or under common control with Owens-Illinois (other than the Executive's Employer on the date of the Executive's death) promises or guarantees the performance of the Executive's Employer under this Agreement.

                      ARTICLE II - FUNDING RESTRICTIONS

     The Executive, his Beneficiary, and any successor in interest to them, shall be and remain, with respect to the obligations under this Agreement, a general creditor of the Employer in the same manner as any other general creditor of the Employer. Owens-Illinois, on behalf of itself and each Employer, reserves the absolute right, in its sole discretion, through the purchase of life insurance on the life of the Executive or otherwise, to secure to the Employer a source for the payment of the Employer's obligations hereunder and to determine the extent, nature, and method thereof from time to time, including the right to discontinue the same at any time. Should Owens-Illinois elect to do so, in whole or in part, through the purchase of life insurance or any other funding medium, only Owens-Illinois and/or the Employer shall have any right or interest in any such life insurance or other funding medium, and neither the Executive nor his or her Beneficiary shall have any right or interest therein or recourse thereto.

                       ARTICLE III - TERM OF AGREEMENT

     This Agreement shall, upon its execution by the parties, become effective as of April 1, 2000, and shall remain in effect for so long as the Executive remains in the employ of the Employer. This Agreement shall continue in effect after the Executive's termination of employment with the Employer only if such termination occurs by reason of the Executive's total and permanent disability or retirement, as determined by Owens-Illinois with reference to any disability benefit plan, retirement plan, and/or law applicable to the Executive in his or her country of residence and/or employment.


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                       ARTICLE IV - ERISA PROVISIONS

     To the extent this Agreement is deemed to constitute or comprise a part of an "employee welfare benefit plan" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the provisions of this
Article IV shall apply.

     A. Named Fiduciary and Administrator. The named fiduciary and administrator of such plan shall be Owens-Illinois. As named fiduciary and administrator, Owens-Illinois shall be responsible for the management, control and administration of the plan in accordance with the provisions of this Agreement. Owens-Illinois may delegate to others certain responsibilities hereunder, including the employment of advisors and the delegation of ministerial duties to qualified individuals.

     B. Claims Procedure.

     If benefits under this Agreement are not paid to the Executive's Beneficiary and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the administrator named above within 60 days from the date payment is refused. The administrator shall review the written claim and if the claim is denied, in whole or in part, shall provide in writing within 90 days of receipt of such claim the specific reasons for such denial, reference to the provisions of this Agreement upon which the denial is based, and any additional material or information necessary to perfect the claim. Such written notice shall further indicate the additional steps to be taken by claimants if a further review of the claim denial is desired. A claim shall be deemed denied if the administrator fails to take any action within the aforesaid 90 day period.

     If the claimants desire a second review, they shall notify the named fiduciary in writing within 60 days of the first claim denial. Claimants may review the Agreement or any documents relating thereto and submit any written issues and comments they may feel appropriate. In its sole discretion, the named fiduciary shall then review the second claim and provide a written decision within 60 days of receipt of such claim. This decision shall likewise state the specific reasons for the decision and shall include reference to specific provisions of the Agreement upon which the decision is based.

     The parties hereto agree that they and their heirs, personal representatives, successors, and assigns shall be bound by the decision of the named fiduciary with respect to any claim properly submitted to it for determination.

                         ARTICLE V - MISCELLANEOUS

     A. Alienability and Assignment Prohibition. Neither the Executive, his spouse, nor any other Beneficiary hereunder shall have any power or right to transfer assign, anticipate, hypothecate, mortgage, commute, modify, or otherwise encumber in advance any of the benefits payable hereunder, nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony, or separate maintenance owed by the Executive or his or her

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Beneficiary, nor be transferable by operation of law in the event of bankruptcy or insolvency or otherwise. In the event the Executive or any Beneficiary attempts assignment, commutation, hypothecation, transfer, or disposal of the benefits hereunder, the Employer's liabilities hereunder shall forthwith cease and terminate.

     B. Gender and Headings. Whenever in this Agreement words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine, or neuter gender, whenever they should so apply. Headings and subheadings in this Agreement are inserted for reference and convenience only and shall not be deemed a part of the Agreement.

     C. Effect on Other Employer Benefit Agreements. Nothing contained in this Agreement shall affect the right of the Executive to participate in or be covered under any qualified or non-qualified pension, profit sharing, group life insurance, bonus, or other supplemental compensation or fringe benefit plan or arrangement constituting a part of the Employer's existing or future compensation and benefits structure.

     D. Amendment and Termination. This Agreement may be amended or terminated at any time or times, in whole or in part, by the mutual written consent of the Executive and the Employer. Owens-Illinois may amend this Agreement unilaterally at any time or times, so long as no such unilateral amendment has the effect of revoking or decreasing the amount of the death benefit payable hereunder.

     E. Applicable Law. The validity and interpretation of this Agreement shall be governed by the laws of the State of Ohio, U.S.A..

     IN WITNESS WHEREOF, the Executive and the Employer, by their signatures below, hereby acknowledge their agreement to the terms and provisions contained herein, and that, upon execution, each has received a signed copy.

EXECUTIVE                                    OWENS-ILLINOIS, INC.


                                             By:   /s/  Thomas L. Young
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                                                   Thomas L. Young
                                                   Executive Vice President

Date:                                              Date:  March 16, 2000
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